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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D
Under the Securities Exchange Act of 1934
(Amendment No. 7)

TDC A/S (Name of Issuer)
Ordinary Share of DKK5 each and American Depositary Shares (each representing one half of one ordinary share) (Title of Class of Securities)
ISIN DK0010253335/87236N102 (ISIN Number/CUSIP Number)
Lawrence H. Guffey The Blackstone Group International Limited 40 Berkeley Square London W1J 5AL, U.K. +44 20 7451 4000	Richard Wilson Apax Partners Worldwide LLP 15 Portland Place London W1B 1PT, U.K. +44 20 7572 6300	Kurt Björklund Permira Advisers KB Birger Jarlsgatan 12 114 34 Stockholm Sweden +46 8503 122 00
Oliver Haarmann Kohlberg Kravis Roberts & Co. Ltd. 7 Carlton Gardens London SW1Y 5AD, U.K. +44 20 7839 9800	Copy To: Michael Wolfson, Esq. Simpson Thacher & Bartlett LLP Citypoint One Ropemaker Street London EC2Y 9HU, U.K. +44 20 7275 6500	Gustavo Schwed Providence Equity Partners Limited 78 Brook Street London W1K 5EF, U.K. +44 20 7514 8800
(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications) January 25, 2006

(Date of Event which Requires Filing of this Statement)

        If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. ☐

ISIN No. DK0010253335/CUSIP 87236N102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Nordic Telephone Company ApS

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Denmark

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 175,015,408*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 175,015,408*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 175,015,408*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 88.2%**

14.	Type of Reporting Person (See Instructions) CO

*
Includes 2,460,402 American Depositary Shares, each representing one half of one share.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share and includes American Depositary Shares, each representing one half of one share.

  ISIN No. DK0010253335/CUSIP 87236N102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Nordic Telephone Company Investment ApS

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Denmark

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 175,015,408*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 175,015,408*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 175,015,408*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 88.2%**

14.	Type of Reporting Person (See Instructions) CO, HC

*
Includes 2,460,402 American Depositary Shares, each representing one half of one share. Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its indirect ownership of the Nordic Telephone Company ApS.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share and includes American Depositary Shares, each representing one half of one share.

  ISIN No. DK0010253335/CUSIP 87236N102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Apax Europe VI-A, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Guernsey, Channel Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 175,015,408*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 175,015,408*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 175,015,408*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 88.2%**

14.	Type of Reporting Person (See Instructions) PN

*
Includes 2,460,402 American Depositary Shares, each representing one half of one share. Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of the Shareholder Agreement described in Item 6 hereof. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share and includes American Depositary Shares, each representing one half of one share.

  ISIN No. DK0010253335/CUSIP 87236N102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Apax Europe VI-1, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Guernsey, Channel Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 175,015,408*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 175,015,408*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 175,015,408*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 88.2%**

14.	Type of Reporting Person (See Instructions) PN

*
Includes 2,460,402 American Depositary Shares, each representing one half of one share. Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of the Shareholder Agreement described in Item 6 hereof. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share and includes American Depositary Shares, each representing one half of one share.

  ISIN No. DK0010253335/CUSIP 87236N102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Apax Europe VI GP, L.P. Inc.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Guernsey, Channel Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 175,015,408*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 175,015,408*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 175,015,408*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 88.2%**

14.	Type of Reporting Person (See Instructions) OO

*
Includes 2,460,402 American Depositary Shares, each representing one half of one share. Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Apax Funds (as defined herein). Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share and includes American Depositary Shares, each representing one half of one share.

  ISIN No. DK0010253335/CUSIP 87236N102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Apax Europe VI GP, Co. Ltd

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Guernsey, Channel Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 175,015,408*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 175,015,408*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 175,015,408*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 88.2%**

14.	Type of Reporting Person (See Instructions) CO

*
Includes 2,460,402 American Depositary Shares, each representing one half of one share. Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Apax Funds. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share and includes American Depositary Shares, each representing one half of one share.

  ISIN No. DK0010253335/CUSIP 87236N102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Apax Partners Europe Managers Ltd.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization United Kingdom

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 175,015,408*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 175,015,408*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 175,015,408*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 88.2%**

14.	Type of Reporting Person (See Instructions) CO

*
Includes 2,460,402 American Depositary Shares, each representing one half of one share. Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Apax Funds. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share and includes American Depositary Shares, each representing one half of one share.

ISIN No.    DK0010253335/CUSIP 87236N102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Blackstone NSS Communications Partners (Cayman) L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Cayman Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 175,015,408*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 175,015,408*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 175,015,408*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 88.2%**

14.	Type of Reporting Person (See Instructions) PN

*
Includes 2,460,402 American Depositary Shares, each representing one half of one share. Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Purchaser. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share and includes American Depositary Shares, each representing one half of one share.

  ISIN No. DK0010253335/CUSIP 87236N102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Blackstone Family Communications Partnership (Cayman) L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Cayman Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 175,015,408*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 175,015,408*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 175,015,408*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 88.2%***

14.	Type of Reporting Person (See Instructions) CO, HC

*
Includes 2,460,402 American Depositary Shares, each representing one half of one share. Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Purchaser. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share and includes American Depositary Shares, each representing one half of one share.

  ISIN No.    DK0010253335/CUSIP 87236N102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Blackstone Capital Partners (Cayman) IV L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Cayman Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 175,015,408*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 175,015,408*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 175,015,408*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 88.2%**

14.	Type of Reporting Person (See Instructions) PN

*
Includes 2,460,402 American Depositary Shares, each representing one half of one share. Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Purchaser. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share and includes American Depositary Shares, each representing one half of one share.

  ISIN No.    DK0010253335/CUSIP 87236N102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Blackstone Capital Partners (Cayman) IV-A L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Cayman Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 175,015,408*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 175,015,408*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 175,015,408*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 88.2%**

14.	Type of Reporting Person (See Instructions) PN

*
Includes 2,460,402 American Depositary Shares, each representing one half of one share. Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Purchaser. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share and includes American Depositary Shares, each representing one half of one share.

  ISIN No.    DK0010253335/CUSIP 87236N102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Blackstone Family Investment Partnership (Cayman) IV-A L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Cayman Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 175,015,408*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 175,015,408*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 175,015,408*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 88.2%**

14.	Type of Reporting Person (See Instructions) PN

*
Includes 2,460,402 American Depositary Shares, each representing one half of one share. Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Purchaser. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share and includes American Depositary Shares, each representing one half of one share.

  ISIN No.    DK0010253335/CUSIP 87236N102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Blackstone Participation Partnership (Cayman) IV L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Cayman Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 175,015,408*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 175,015,408*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 175,015,408*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 88.2%**

14.	Type of Reporting Person (See Instructions) PN

*
Includes 2,460,402 American Depositary Shares, each representing one half of one share. Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Purchaser. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share and includes American Depositary Shares, each representing one half of one share.

  ISIN No.    DK0010253335/CUSIP 87236N102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Blackstone Communications Management Associates (Cayman) L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Cayman Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 175,015,408*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 175,015,408*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 175,015,408*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 88.2%**

14.	Type of Reporting Person (See Instructions) PN

*
Includes 2,460,402 American Depositary Shares, each representing one half of one share. Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Blackstone Funds (as defined herein). Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share and includes American Depositary Shares, each representing one half of one share.

  ISIN No.    DK0010253335/CUSIP 87236N102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Blackstone Management Associates (Cayman) IV L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Cayman Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 175,015,408*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 175,015,408*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 175,015,408*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 88.2%**

14.	Type of Reporting Person (See Instructions) PN

*
Includes 2,460,402 American Depositary Shares, each representing one half of one share. Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Blackstone Funds. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share and includes American Depositary Shares, each representing one half of one share.

  ISIN No.    DK0010253335/CUSIP 87236N102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Blackstone FI Communications Associates (Cayman) Ltd.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Cayman Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 175,015,408*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 175,015,408*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 175,015,408*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 88.2%**

14.	Type of Reporting Person (See Instructions) CO

*
Includes 2,460,402 American Depositary Shares, each representing one half of one share. Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Blackstone Funds. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share and includes American Depositary Shares, each representing one half of one share.

  ISIN No.    DK0010253335/CUSIP 87236N102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Blackstone LR Associates (Cayman) IV Ltd.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Cayman Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 175,015,408*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 175,015,408*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 175,015,408*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 88.2%**

14.	Type of Reporting Person (See Instructions) CO

*
Includes 2,460,402 American Depositary Shares, each representing one half of one share. Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Blackstone Funds. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share and includes American Depositary Shares, each representing one half of one share.

ISIN No. DK0010253335/CUSIP 87236N102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) KKR Millennium Fund (Overseas), Limited Partnership

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Alberta, Canada

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 20,500,000*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 20,500,000*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 20,500,000*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 10.3%**

14.	Type of Reporting Person (See Instructions) PN

*
Includes [    •    ] American Depositary Shares, each representing one half of one share. Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Purchaser. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share and includes American Depositary Shares, each representing one half of one share.

  ISIN No. DK0010253335/CUSIP 87236N102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) KKR Associates Millennium (Overseas), Limited Partnership

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Alberta, Canada

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 20,500,000*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 20,500,000*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 20,500,000*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 10.3%**

14.	Type of Reporting Person (See Instructions) PN

*
Includes [    •    ] American Depositary Shares, each representing one half of one share. Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the KKR Funds (as defined herein). Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share and includes American Depositary Shares, each representing one half of one share.

  ISIN No. DK0010253335/CUSIP 87236N102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) KKR Millennium Limited

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Cayman Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 20,500,000*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 20,500,000*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 20,500,000*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 10.3%**

14.	Type of Reporting Person (See Instructions) CO

*
Includes [    •    ] American Depositary Shares, each representing one half of one share. Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the KKR Funds. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share and includes American Depositary Shares, each representing one half of one share.

ISIN No. DK0010253335/CUSIP 87236N102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) KKR European Fund II, Limited Partnership

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) BK

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Alberta, Canada

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 175,015,408*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 175,015,408*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 175,015,408*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 88.2%**

14.	Type of Reporting Person (See Instructions) PN

*
Includes 2,460,402 American Depositary Shares, each representing one half of one share. Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Purchaser. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share and includes American Depositary Shares, each representing one half of one share.

ISIN No. DK0010253335/CUSIP 87236N102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) KKR Associates Europe II, Limited Partnership

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) BK

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Alberta, Canada

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 175,015,408*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 175,015,408*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 175,015,408*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 88.2%**

14.	Type of Reporting Person (See Instructions) PN

*
Includes 2,460,402 American Depositary Shares, each representing one half of one share. Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Purchaser. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share and includes American Depositary Shares, each representing one half of one share.

ISIN No. DK0010253335/CUSIP 87236N102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) KKR Europe II Limited

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) BK

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Cayman Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 175,015,408*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 175,015,408*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 175,015,408*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 88.2%**

14.	Type of Reporting Person (See Instructions) CO

*
Includes 2,460,402 American Depositary Shares, each representing one half of one share. Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Purchaser. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share and includes American Depositary Shares, each representing one half of one share.

ISIN No. DK0010253335/CUSIP 87236N102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) KKR Partners (International) Limited Partnership

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) BK

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Alberta, Canada

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 175,015,408*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 175,015,408*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 175,015,408*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 88.2%**

14.	Type of Reporting Person (See Instructions) PN

*
Includes 2,460,402 American Depositary Shares, each representing one half of one share. Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Purchaser. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share and includes American Depositary Shares, each representing one half of one share.

ISIN No. DK0010253335/CUSIP 87236N102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) KKR 1996 Overseas Limited

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) BK

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Cayman Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 175,015,408*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 175,015,408*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 175,015,408*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 88.2%**

14.	Type of Reporting Person (See Instructions) CO

*
Includes 2,460,402 American Depositary Shares, each representing one half of one share. Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Purchaser. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share and includes American Depositary Shares, each representing one half of one share.

ISIN No. DK0010253335/CUSIP 87236N102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Permira Europe III L.P. 1

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Guernsey, Channel Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 175,015,408*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 175,015,408*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 175,015,408*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 88.2%**

14.	Type of Reporting Person (See Instructions) PN

*
Includes 2,460,402 American Depositary Shares, each representing one half of one share. Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Purchaser. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share and includes American Depositary Shares, each representing one half of one share.

  ISIN No. DK0010253335/CUSIP 87236N102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Permira Europe III L.P. 2

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Guernsey, Channel Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 175,015,408*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 175,015,408*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 175,015,408*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 88.2%**

14.	Type of Reporting Person (See Instructions) PN

*
Includes 2,460,402 American Depositary Shares, each representing one half of one share. Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Purchaser. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share and includes American Depositary Shares, each representing one half of one share.

ISIN No. DK0010253335/CUSIP 87236N102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Permira Europe III GmbH & Co KG

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Federal Republic of Germany

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 175,015,408*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 175,015,408*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 175,015,408*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 88.2%**

14.	Type of Reporting Person (See Instructions) PN

*
Includes 2,460,402 American Depositary Shares, each representing one half of one share. Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Purchaser. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share and includes American Depositary Shares, each representing one half of one share.

ISIN No. DK0010253335/CUSIP 87236N102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Permira Europe III Co-Investment Scheme

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Guernsey, Channel Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 175,015,408*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 175,015,408*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 175,015,408*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 88.2%**

14.	Type of Reporting Person (See Instructions) OO

*
Includes 2,460,402 American Depositary Shares, each representing one half of one share. Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Purchaser. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share and includes American Depositary Shares, each representing one half of one share.

ISIN No. DK0010253335/CUSIP 87236N102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Permira Investments Limited

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Guernsey, Channel Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 175,015,408*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 175,015,408*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 175,015,408*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 88.2%**

14.	Type of Reporting Person (See Instructions) CO

*
Includes 2,460,402 American Depositary Shares, each representing one half of one share. Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Purchaser. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share and includes American Depositary Shares, each representing one half of one share.

ISIN No.DK0010253335/CUSIP 87236N102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Permira Holdings Limited

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Guernsey, Channel Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 175,015,408*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 175,015,408*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 175,015,408*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 88.2%**

14.	Type of Reporting Person (See Instructions) CO

*
Includes 2,460,402 American Depositary Shares, each representing one half of one share. Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Permira Funds (as defined herein). Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share and includes American Depositary Shares, each representing one half of one share.

ISIN No.DK0010253335/CUSIP 87236N102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Permira Europe III G.P. Limited

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Guernsey, Channel Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 175,015,408*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 175,015,408*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 175,015,408*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 88.2%**

14.	Type of Reporting Person (See Instructions) CO

*
Includes 2,460,402 American Depositary Shares, each representing one half of one share. Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Permira Funds. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share and includes American Depositary Shares, each representing one half of one share.

ISIN No. DK0010253335/CUSIP 87236N102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Permira Europe III G.P. L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Guernsey, Channel Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 175,015,408*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 175,015,408

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 175,015,408*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 88.2%**

14.	Type of Reporting Person (See Instructions) PN

*
Includes 2,460,402 American Depositary Shares, each representing one half of one share. Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Permira Funds. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share and includes American Depositary Shares, each representing one half of one share.

ISIN No. DK0010253335/CUSIP 87236N102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Permira Europe II CV3

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Netherlands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 175,015,408*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 175,015,408*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 175,015,408*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 88.2%**

14.	Type of Reporting Person (See Instructions) PN

*
Includes 2,460,402 American Depositary Shares, each representing one half of one share. Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Permira Funds. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share and includes American Depositary Shares, each representing one half of one share.

ISIN No. DK0010253335/CUSIP 87236N102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Permira Europe II CV4

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Netherlands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 175,015,408*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 175,015,408*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 175,015,408*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 88.2%**

14.	Type of Reporting Person (See Instructions) PN

*
Includes 2,460,402 American Depositary Shares, each representing one half of one share. Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Permira Funds. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share and includes American Depositary Shares, each representing one half of one share.

ISIN No. DK0010253335/CUSIP 87236N102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Permira Europe II L.P. 1

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Guernsey, Channel Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 175,015,408*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 175,015,408*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 175,015,408*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 88.2%**

14.	Type of Reporting Person (See Instructions) PN

*
Includes 2,460,402 American Depositary Shares, each representing one half of one share. Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Permira Funds. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share and includes American Depositary Shares, each representing one half of one share.

ISIN No. DK0010253335/CUSIP 87236N102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Permira Europe II L.P. 2

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Guernsey, Channel Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 175,015,408*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 175,015,408*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 175,015,408*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 88.2%**

14.	Type of Reporting Person (See Instructions) PN

*
Includes 2,460,402 American Depositary Shares, each representing one half of one share. Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Permira Funds. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share and includes American Depositary Shares, each representing one half of one share.

ISIN No. DK0010253335/CUSIP 87236N102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Permira (Europe) Limited

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Guernsey, Channel Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 175,015,408*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 175,015,408*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 175,015,408*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 88.2%**

14.	Type of Reporting Person (See Instructions) CO

*
Includes 2,460,402 American Depositary Shares, each representing one half of one share. Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Permira Funds. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share and includes American Depositary Shares, each representing one half of one share.

ISIN No. DK0010253335/CUSIP 87236N102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Permira Europe II Managers L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Guernsey, Channel Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 175,015,408*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 175,015,408*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 175,015,408*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 88.2%**

14.	Type of Reporting Person (See Instructions) PN

*
Includes 2,460,402 American Depositary Shares, each representing one half of one share. Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Permira Funds. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share and includes American Depositary Shares, each representing one half of one share.

ISIN No. DK0010253335/CUSIP 87236N102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Permira Europe II Co-Investment Scheme

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Guernsey, Channel Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 175,015,408*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 175,015,408*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 175,015,408*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 88.2%**

14.	Type of Reporting Person (See Instructions) OO

*
Includes 2,460,402 American Depositary Shares, each representing one half of one share. Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Permira Funds. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share and includes American Depositary Shares, each representing one half of one share.

ISIN No. DK0010253335/CUSIP 87236N102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Schroder Ventures Investments Limited

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Guernsey, Channel Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 175,015,408*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 175,015,408*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 175,015,408*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 88.2%**

14.	Type of Reporting Person (See Instructions) CO

*
Includes 2,460,402 American Depositary Shares, each representing one half of one share. Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Permira Funds. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share and includes American Depositary Shares, each representing one half of one share.

ISIN No. DK0010253335/CUSIP 87236N102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Providence Equity Offshore Partners V L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Cayman Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 175,015,408*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 175,015,408*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 175,015,408*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 88.2%**

14.	Type of Reporting Person (See Instructions) PN

*
Includes 2,460,402 American Depositary Shares, each representing one half of one share. Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Purchaser. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share and includes American Depositary Shares, each representing one half of one share.

ISIN No. DK0010253335/CUSIP 87236N102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Providence Equity Offshore GP V L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Cayman Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 175,015,408*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 175,015,408*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 175,015,408*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 88.2%**

14.	Type of Reporting Person (See Instructions) PN

*
Includes 2,460,402 American Depositary Shares, each representing one half of one share. Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Providence Funds (as defined herein). Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share and includes American Depositary Shares, each representing one half of one share.

  ISIN No. DK0010253335/CUSIP 87236N102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Providence Equity Partners (Cayman) V Ltd

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Cayman Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 175,015,408*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 175,015,408*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 175,015,408*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 88.2%**

14.	Type of Reporting Person (See Instructions) Co

*
Includes 2,460,402 American Depositary Shares, each representing one half of one share. Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship with the Providence Funds. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share and includes American Depositary Shares, each representing one half of one share.

ISIN No. DK0010253335/CUSIP 87236N102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Providence Equity Offshore Partners IV L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) BK

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Cayman Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 175,015,408*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 175,015,408*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 175,015,408*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 88.2%**

14.	Type of Reporting Person (See Instructions) PN

*
Includes 2,460,402 American Depositary Shares, each representing one half of one share. Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Purchaser. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share and includes American Depositary Shares, each representing one half of one share.

ISIN No. DK0010253335/CUSIP 87236N102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Providence Equity Offshore GP IV L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) BK

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Cayman Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 175,015,408*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 175,015,408*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 175,015,408*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 88.2%**

14.	Type of Reporting Person (See Instructions) PN

*
Includes 2,460,402 American Depositary Shares, each representing one half of one share. Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Purchaser. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share and includes American Depositary Shares, each representing one half of one share.

ISIN No. DK0010253335/CUSIP 87236N102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Providence Equity Partners (Cayman) IV Ltd.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) BK

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Cayman Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 175,015,408*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 175,015,408*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 175,015,408*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 88.2%**

14.	Type of Reporting Person (See Instructions) CO

*
Includes 2,460,402 American Depositary Shares, each representing one half of one share. Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Purchaser. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share and includes American Depositary Shares, each representing one half of one share.

ISIN No. DK0010253335/CUSIP 87236N102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Providence Equity Operating Partners IV L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) BK

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Delaware, U.S.

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 175,015,408*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 175,015,408*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 175,015,408*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 88.2%**

14.	Type of Reporting Person (See Instructions) PN

*
Includes 2,460,402 American Depositary Shares, each representing one half of one share. Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Purchaser. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share and includes American Depositary Shares, each representing one half of one share.

ISIN No. DK0010253335/CUSIP 87236N102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Providence Equity GP IV L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) BK

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Delaware, U.S.

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 175,015,408*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 175,015,408*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 175,015,408*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 88.2%**

14.	Type of Reporting Person (See Instructions) CO

*
Includes 2,460,402 American Depositary Shares, each representing one half of one share. Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Purchaser. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share and includes American Depositary Shares, each representing one half of one share.

ISIN No. DK0010253335/CUSIP 87236N102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Providence Equity Partners IV L.L.C.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) BK

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Delaware, U.S.

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 175,015,408*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 175,015,408*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 175,015,408*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 88.2%**

14.	Type of Reporting Person (See Instructions) OO

*
Includes 2,460,402 American Depositary Shares, each representing one half of one share. Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of its relationship to the Purchaser. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share and includes American Depositary Shares, each representing one half of one share.

ISIN No. DK0010253335/CUSIP 87236N102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Peter G. Peterson

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization U.S.

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 175,015,408*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 175,015,408*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 175,015,408*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 88.2%**

14.	Type of Reporting Person (See Instructions) IN

*
Includes 2,460,402 American Depositary Shares, each representing one half of one share. Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of his relationship to the Blackstone Funds. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share and includes American Depositary Shares, each representing one half of one share.

  ISIN No. DK0010253335/CUSIP 87236N102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Stephen A. Schwarzman

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization U.S.

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 175,015,408*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 175,015,408*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 175,015,408*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 88.2%**

14. Type of Reporting Person (See Instructions) IN

*
Includes 2,460,402 American Depositary Shares, each representing one half of one share. Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of his relationship to the Blackstone Funds. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share and includes American Depositary Shares, each representing one half of one share.

ISIN No. DK0010253335/CUSIP 87236N102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Paul J. Salem

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization U.S.

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 175,015,408*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 175,015,408*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 175,015,408*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 88.2%**

14.	Type of Reporting Person (See Instructions) IN

*
Includes 2,460,402 American Depositary Shares, each representing one half of one share. Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of his relationship to the Providence Funds. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share and includes American Depositary Shares, each representing one half of one share.

  ISIN No. DK0010253335/CUSIP 87236N102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Glenn M. Creamer

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization U.S.

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 175,015,408*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 175,015,408*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 175,015,408*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 88.2%**

14.	Type of Reporting Person (See Instructions) IN

*
Includes 2,460,402 American Depositary Shares, each representing one half of one share. Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of his relationship to the Providence Funds. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share and includes American Depositary Shares, each representing one half of one share.

  ISIN No. DK0010253335/CUSIP 87236N102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Jonathan M. Nelson

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) AF

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization U.S.

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 175,015,408*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 175,015,408*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 175,015,408*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 88.2%**

14.	Type of Reporting Person (See Instructions) IN

*
Includes 2,460,402 American Depositary Shares, each representing one half of one share. Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of his relationship to the Providence Funds. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share and includes American Depositary Shares, each representing one half of one share.

ISIN No. DK0010253335/CUSIP 87236N102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Providence Syndication Partners (Cayman) L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) BK

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Cayman Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 175,015,408*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 175,015,408*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 175,015,408*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 88.2%**

14.	Type of Reporting Person (See Instructions) PN

*
Includes 2,460,402 American Depositary Shares, each representing one half of one share. Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of the Shareholder Agreement described in Item 6 hereof. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share and includes American Depositary Shares, each representing one half of one share.

ISIN No. DK0010253335/CUSIP 87236N102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Providence Syndication Partners (Cayman) GP Ltd

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) BK

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Cayman Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 175,015,408*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 175,015,408*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 175,015,408*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 88.2%**

14.	Type of Reporting Person (See Instructions) CO

*
Includes 2,460,402 American Depositary Shares, each representing one half of one share. Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of the Shareholder Agreement described in Item 6 hereof. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share and includes American Depositary Shares, each representing one half of one share.

ISIN No. DK0010253335/CUSIP 87236N102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Apax Angel Syndication Partners (Cayman) GP Ltd

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) BK

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Cayman Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 175,015,408*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 175,015,408*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 175,015,408*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 88.2%**

14.	Type of Reporting Person (See Instructions) CO

*
Includes 2,460,402 American Depositary Shares, each representing one half of one share. Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of the Shareholder Agreement described in Item 6 hereof. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share and includes American Depositary Shares, each representing one half of one share.

ISIN No. DK0010253335/CUSIP 87236N102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Apax Angel Syndication Partners (Cayman) L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)			(a) ☐
(b) ☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) BK

5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
☐

6.	Citizenship or Place of Organization Cayman Islands

Number of Shares		7.	Sole Voting Power
Beneficially
Owned by Each		8.	Shared Voting Power 175,015,408*
Reporting
Person With		9.	Sole Dispositive Power

		10.	Shared Dispositive Power 175,015,408*

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 175,015,408*

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
☐

13.	Percent of Class Represented by Amount in Row (11) 8.2%**

14.	Type of Reporting Person (See Instructions) PN

*
Includes 2,460,402 American Depositary Shares, each representing one half of one share. Beneficial ownership of the ordinary shares referred to herein is being reported hereunder solely because the reporting person may be deemed to have beneficial ownership of such shares as a result of the Shareholder Agreement described in Item 6 hereof. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the reporting persons that it is the beneficial owner of any of the ordinary shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

**
The calculation of the foregoing percentage is based on nominal share capital of DKK991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 198,375,177 shares at DKK5 per share and includes American Depositary Shares, each representing one half of one share.

        This Amendment No. 7 amends and supplements the statement on Schedule 13D, filed with the Securities and Exchange Commission (the "SEC") on December 9, 2005, as amended or supplemented from time to time (the "Schedule 13D"), with respect to the shares of DKK5 each ("TDC Shares") and American Depositary Shares, each representing one half of one TDC Share ("TDC ADSs"), of TDC A/S, a Danish public limited company with its registered company with its registered office in Copenhagen, registered with the Danish Commerce and Companies Agency under CVR No. 14773908 (the "Issuer"). Each item below amends and supplements the information disclosed under the corresponding item of the Schedule 13D. Unless otherwise indicated herein, terms used but not defined in this Amendment No. 7 shall have the same respective meanings herein as are ascribed to such terms in the Schedule 13D.

Item 1. Security and Issuer

        Item 1 of the Schedule 13D is deleted in its entirety and replaced by the following:

        This statement on Schedule 13D relates to the shares of DKK5 each ("TDC Shares") and American Depositary Shares, each representing one half of one TDC Share ("TDC ADSs") of TDC A/S, a Danish public limited company with its registered office in Copenhagen, registered with the Danish Commerce and Companies Agency under CVR No. 14773908 (the "Issuer"), and is being filed pursuant to Rule 13d-1 under the Exchange Act. The principal executive office of the Issuer is located at Nørregade 21, DK-0900 Copenhagen C, Denmark.

Item 2. Identity and Background

        Item 2 of the Schedule 13D is hereby amended and supplemented by the following:

(1)
By deleting paragraph number 2 and inserting the following:

        2.     Apax Europe VI-A, L.P., Apax Europe VI-1 L.P., Apax Angel Syndication Partners (Cayman) L.P. (the "Apax Funds"), Apax Europe VI GP, L.P. Inc., Apax Europe VI GP, Co. Ltd., Apax Partners Europe Managers Ltd. and Apax Angel Syndication Partners (Cayman) GP, Ltd. (collectively, the "Apax Reporting Persons");

(2)
By deleting the paragraph entitled "2. Apax Reporting Persons" and inserting the following:

2.
Apax Reporting Persons

        (a)-(c)  The business address of the Apax Funds is 13-15 Victoria Street, St Peter Port, Guernsey, GY1 32D, Channel Islands, except that the business address for Apax Angel Syndication Partners (Cayman) L.P. is M&C Corporate Services Limited, PO Box 309GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands. The business address of Apax Partners Europe Managers Ltd. is 15 Portland Place, London, England, W1B 1PT, U.K. The business address of Apax Europe VI GP, Co. Ltd and Apax Europe VI GP, LP Inc. is 13-15 Victoria Street, St Peter Port, Guernsey, GY1 32D, Channel Islands. The business address of Apax Angel Syndication Partners (Cayman) GP, Ltd. is M&C Corporate Services Limited, PO Box 309GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands. The principal business of the Apax Funds is to achieve long term capital growth through investing and committing capital to facilitate corporate restructurings, leveraged buyouts and other investments. The principal business of Apax Europe VI GP L.P. Inc. consists of performing the functions of, and serving as, the sole general partner of the Apax Funds. The principal business of Apax Europe VI GP, Co. Ltd. consists of performing the functions of, and serving as, the sole general partner of Apax Europe VI GP L.P. Inc. The principal business of Apax Partners Europe Managers Ltd is to act as the discretionary Investment Manager of the Apax Funds. The principal business of Apax Angel Syndication Partners (Cayman) GP, Ltd. consists of performing the functions of, and serving as, the sole general partner of Apax Angel Syndication Partners (Cayman) L.P. Mses. Denise J. Fallaize and Constance A. E. Helyar and Messrs. Arthur J.

Arnold, Stephen J. Tilton and Andrew J. Barrett are directors of Apax Europe VI GP, Co. Ltd. Ms. Denise J. Fallaize, Ms. Christina Mccarthy and Mr. Toni Pinkerton are directors of Apax Angel Syndication Partners (Cayman) GP, Ltd. Ms. Denise J. Fallaize's principal occupation is as a director and fund administrator of International Private Equity Services Ltd and her business address is PO Box 431, 13-15 Victoria Road, St Peter Port, Guernsey, GY1 32D, Channel Islands. Mr. Arthur J. Arnold is now retired. Ms. Constance A. E. Helyar's principal occupation is as a managing director of International Private Equity Services Ltd, and her business address is PO Box 431, 13-15 Victoria Road, St Peter Port, Guernsey, GY1 32D, Channel Islands. Mr. Stephen J. Tilton is a compliance officer of Apax Partners Ltd. and his business address is 15 Portland Place, London, W1B 1PT, U.K. Mr. Andrew J. Barrett is a member of Apax Partners Worldwide LLP and his business address is 15 Portland Place, London, W1B 1PT, U.K. Messrs Martin C. Halusa, Peter D. Englander, Paul A. Beecroft, Ian M.L. Jones, Paul Fitzsimons, Stephen N. Green, Richard C. Wilson and Stephen Grabiner are directors of Apax Partners Europe Managers Ltd. and their business address is 15 Portland Place, London, W1B 1PT, U.K. and all are members of Apax Partners Worldwide LLP. Ms. Christina Mcarthy is vice president of finance at Maples Finance Limited. Mr. Toni Pinkerton is senior vice president of finance at Maples Finance Limited. The business address of Ms. Christina Mccarthy and Mr. Toni Pinkerton is Maples Finance Limited, PO Box 1093 GT, Queensgate House, George Town, Grand Cayman, Cayman Islands.

        (d)-(e)  None of the Apax Reporting Persons, nor, to the best of their knowledge, the individuals named in this Section 2 of Item 2 hereto have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) during the last five years. None of the Apax Reporting Persons, nor to the best of their knowledge, the individuals named in Section 2 of Item 2 hereto have been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction that has resulted in or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violations of such laws during the last five years.

        (f)    The Apax Funds are limited partnerships organized under the laws of the United Kingdom, with their principal place of business registered in Guernsey., except that Apax Angel Syndication Partners (Cayman) L.P. is a limited partnership organized under the laws of the Cayman Islands. Apax Europe VI GP, Co. Ltd and Apax Europe VI GP, LP Inc. are each organized under the laws of Guernsey. Apax Partners Europe Managers Ltd. is organized under the laws of the United Kingdom. Apax Angel Syndication Partners (Cayman) GP Ltd is a limited company organized under the laws of the Cayman Islands. Messrs. Tilton and Barrett are citizens of the United Kingdom. Mr. Arnold is a citizen of Jersey, Channel Islands. Mses. Fallaize and Helyar are citizens of Guernsey, Channel Islands. Messrs Peter D. Englander, Paul A. Beecroft, Ian M.L. Jones, Stephen N. Green, Richard C. Wilson and Stephen Grabiner are citizens of the United Kingdom. Mr. Martin C. Halusa is a citizen of Austria. Mr. Paul Fitzsimons is a citizen of Ireland. Ms. Christina Mccarthy is a citizen of Ireland. Mr. Toni Pinkerton is a citizen of Canada.

(3)
By deleting paragraph number 4 and inserting the following:

        4.     KKR Millennium Fund (Overseas), Limited Partnership, KKR European Fund II, Limited Partnership (collectively, the "KKR Funds"), KKR Associates Millennium (Overseas), Limited Partnership, KKR Millennium Limited, KKR Associates Europe II, Limited Partnership, KKR Europe II Limited and KKR 1996 Overseas Limited (collectively, the "KKR Reporting Persons");

(4)
By deleting the paragraph entitled "4. KKR Reporting Persons" and inserting the following:

4.
KKR Reporting Persons

        (a)-(c)  The principal business address of the KKR Reporting Persons is c/o Kohlberg Kravis Roberts & Co., 9 West 57th Street, New York, NY 10019, U.S. The principal business of the KKR

Funds is investing in securities and committing capital to facilitate leveraged buyouts, corporate restructurings, bridge financings and other investments. The principal business of KKR Millennium Limited and KKR Europe II Limited consists of performing the functions of, and serving as, the sole general partner of KKR Associates Millennium (Overseas), Limited Partnership and KKR Associates Europe II, Limited Partnership. The principal business of KKR Associates Millennium (Overseas), Limited Partnership, KKR Associates Europe II, Limited Partnership and KKR 1996 Overseas Limited consists of performing the functions of, and serving as, the sole general partner of the KKR Funds described above. Messrs. Henry F. Kravis, Paul E. Raether, Scott C. Nuttall, Jacques Garaïalde, Marc S. Lipschultz, Alexander Navab, Perry Golkin, James H. Greene Jr., Michael M. Calbert, Michael W. Michelson, George R. Roberts, Johannes P. Huth, Todd H. Fisher and Reinhard Gorenflos, Oliver Haarmann, Frederick M. Goltz, Dominic P. Murphy, John L. Pfeffer, Brian F. Carroll, Adam H. Clammer and John K. Saer, Jr. are each members of KKR & Co. LLC. The business address of Messrs. Kravis, Raether, Nuttall, Lipschultz, Navab, Golkin, Carroll and Saer is Kohlberg Kravis Roberts & Co. L.P., 9 West 57th Street, New York, NY 10019, U.S. The business address of Messrs. Roberts, Greene, Calbert, Michelson, Goltz and Clammer is 2800 Sand Hill Road, Suite 200, Menlo Park, CA 94025, U.S. The business address of Messrs. Fisher, Huth, Garaïalde, Gorenflos, Haarmann, Murphy and Pfeffer is Stirling Square, 7 Carlton Gardens, London, SW1Y 5AD, U.K.

        (d)-(e)  None of the KKR Reporting Persons, nor, to the best of their knowledge, the individuals named in this Section 4 of Item 2 hereto have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) during the last five years. None of the KKR Reporting Persons, nor to the best of their knowledge, the individuals named in Section 4 of Item 2 hereto have been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction that has resulted in or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violations of such laws during the last five years.

        (f)    The KKR Funds, KKR Associates Millennium (Overseas), Limited Partnership and KKR Associates Europe II, Limited Partnership are limited partnerships organized under the laws of Alberta, Canada. KKR Millennium Limited, KKR Europe II Limited and KKR 1996 Overseas Limited are limited companies organized under the laws of the Cayman Islands. Messrs. Henry F. Kravis, Paul E. Raether, Scott C. Nuttall, Marc S. Lipschultz, Alexander Navab, Perry Golkin, James H. Greene Jr., Michael M. Calbert, Michael W. Michelson, George R. Roberts, Todd H. Fisher, Frederick M. Goltz, John L. Pfeffer, Brian F. Carroll, Adam H. Clammer and John K. Saer, Jr. are citizens of the United States. Mr. Jacques Garaïalde is a citizen of France. Mr. Dominic P. Murphy is a citizen of the United Kingdom. Messrs. Johannes P. Huth, Reinhard Gorenflos and Oliver Haarmann are citizens of Germany.

(5)
By deleting paragraph number 6 and inserting the following:

6.
Providence Equity Offshore Partners V L.P., Providence Equity Offshore Partners IV L.P., Providence Equity Operating Partners IV L.P., Providence Syndication Partners (Cayman) L.P.(collectively, the "Providence Funds"), Providence Equity Offshore GP V L.P., Providence Equity Partners (Cayman) V Ltd., Providence Equity Offshore GP IV L.P., Providence Equity Partners (Cayman) IV Ltd., Providence Equity GP IV L.P., Providence Equity Partners IV L.L.C. and Providence Syndication Partners (Cayman) GP, Ltd. (collectively, the "Providence Reporting Persons");

(6)
By deleting the paragraph entitled "6. Providence Reporting Persons" and inserting the following:

6.
Providence Reporting Persons

        (a)-(c)  The principal business address of the Providence Reporting Persons is 50 Kennedy Plaza, Providence, Rhode Island 02903, U.S, except that the principal business address of Providence

Syndication Partners (Cayman) L.P. and Providence Syndication Partners (Cayman) GP, Ltd. is M&C Corporate Services Limited, P.O. Box 309GT, Ugland House, South Church Street, Grand Cayman, Cayman Islands. The principal business of the Providence Funds is investing in the securities of communications and media companies.

The principal business of Providence Equity Offshore GP V L.P., Providence Equity Offshore GP IV L.P., Providence Equity GP IV L.P. and Providence Syndication Partners (Cayman) GP, Ltd. consists of performing the functions of, and serving as, the sole general partners of the Providence Funds described above. The principal business of Providence Equity Partners (Cayman) V Ltd., Providence Equity Partners (Cayman) IV Ltd. and Providence Equity Partners IV L.L.C. consists of performing the functions of, and serving as, the sole general partners of Providence Equity Offshore GP V L.P., Providence Equity Offshore GP IV L.P. and Providence Equity GP IV L.P., respectively.

Messrs. Paul J. Salem, Glenn M. Creamer and Jonathan M. Nelson are directors of Providence Equity Partners (Cayman) V Ltd., Providence Equity Partners (Cayman) IV Ltd., Providence Equity Partners IV L.L.C. and Providence Syndication Partners (Cayman) GP, Ltd. Mr. Raymond M. Mathieu is the Chief Financial Officer of Providence Equity Partners (Cayman) V Ltd., Providence Equity Partners (Cayman) IV Ltd., Providence Equity Partners IV L.L.C. and Providence Syndication Partners (Cayman) GP, Ltd. Mr. Jonathan M. Nelson is the Chief Executive Officer of Providence Equity Partners (Cayman) V Ltd., Providence Equity Partners (Cayman) IV Ltd., Providence Equity Partners IV L.L.C and Providence Syndication Partners (Cayman) GP, Ltd. Messrs. Paul J. Salem, Glenn M. Creamer, Raymond M. Mathieu and Jonathan M. Nelson have their business address at 50 Kennedy Plaza, 18thFloor, Providence, RI 02903, U.S.

        (d)-(e)  None of the Providence Reporting Persons, nor, to the best of their knowledge, the individuals named in this Section 6 of Item 2 hereto have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) during the last five years. None of the Providence Reporting Persons, nor to the best of their knowledge, the individuals named in Section 6 of Item 2 hereto have been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction that has resulted in or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violations of such laws during the last five years.

        (f)    Providence Equity Offshore Partners V L.P. and Providence Equity Offshore Partners IV L.P. are limited partnerships organized under the laws of the Cayman Islands. Providence Equity Offshore GP V L.P., Providence Equity Offshore GP IV L.P. and Providence Syndication Partners (Cayman) L.P. are exempted limited partnerships organized under the laws of the Cayman Islands. Providence Equity Partners (Cayman) V Ltd., Providence Equity Partners (Cayman) IV Ltd. and Providence Syndication Partners (Cayman) GP, Ltd. are exempted limited liability companies organized under the laws of the Cayman Islands. Providence Equity Operating Partners IV L.P. and Providence Equity GP IV L.P. are Delaware limited partnerships. Providence Equity Partners IV L.L.C. is a Delaware limited liability company. Messrs. Paul J. Salem, Glenn M. Creamer, Raymond M. Mathieu and Jonathan M. Nelson are citizens of the United States.

Item 4. Purpose of Transaction

        Item 4 of the Schedule 13D is hereby amended and supplemented as follows:

        The Press Release of the Bidder, dated January 25, 2006 and filed as Exhibit (a)(5)(S) to the Schedule TO, filed by Nordic Telephone Company ApS (the "Bidder") and certain other Parties on November 30, 2005 (as amended from time to time, the "Schedule TO"), is hereby incorporated by reference.

Item 5. Interest in Securities of the Issuer

        Item 5 of the Schedule 13D is hereby amended and supplemented by the following:

(1)
by deleting the first paragraph thereof and inserting the following:

The information contained on the cover pages of this Schedule 13D and the response to Item 3 of this Schedule 13D are incorporated herein by reference. The response to Item 8 of the Schedule TO is incorporated herein by reference. The Bidder's press release issued on January 25, 2006 and filed as Exhibit (a)(5)(S) to the Schedule TO is incorporated herein by reference. As of January 11, 2006, the Purchaser owned 20,500,000 TDC Shares, representing approximately 10.3% of the TDC's share capital (based on nominal share capital of DKK 991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 98,375,177 shares at DKK5 per share). On January 25, 2006, the Purchaser announced that it had received acceptances of 153,285,207 TDC Shares and 2,460,402 TDC ADSs (including those tendered pursuant to Guaranteed Delivery Procedures) together representing 88.2% of TDC's share capital (based on nominal share capital of DKK 991,875,885 that is registered with the Danish Commerce and Companies Agency, divided into 98,375,177 shares at DKK5 per share). The Purchaser beneficially owns such TDC Shares and TDC ADSs (together, the "TDC Securities"). Accordingly, the Purchaser beneficially owns or may be deemed to beneficially own TDC Securities representing 88.2% of the TDC's share capital.

Nordic Telephone Company Investment ApS indirectly owns the Purchaser and has indirect power to direct the voting and disposition of the TDC Shares held by the Purchaser. The Apax Funds, the Blackstone Funds, the KKR Funds, the Permira Funds and the Providence Funds indirectly own Nordic Telephone Company Investment ApS and collectively have indirect power to direct the voting and disposition of the TDC Shares held by the Purchaser. Nordic Telephone Company Investment ApS, as an indirect owner of the Purchaser, may be deemed to beneficially own the TDC Shares that the Purchaser may be deemed to beneficially own.

(2)
by deleting the second paragraph thereof and inserting the following:

Apax Partners Europe Managers Ltd. is the discretionary investment manager of the Apax Funds and has indirect power, together with other Reporting Persons, to direct the voting and disposition of the TDC Shares held by the Purchaser. Apax Europe VI GP, L.P. Inc. is the general partner of the Apax Funds and has indirect power, together with other Reporting Persons, to direct the voting and disposition of the TDC Shares held by the Purchaser. Apax Europe VI GP, Co. Ltd is the general partner of Apax Europe VI GP, L.P. Inc. and has indirect power, together with other Reporting Persons, to direct the voting and disposition of the TDC Shares held by the Purchaser. Apax Angel Syndication Partners (Cayman) GP Ltd is the genearl partner of Apax Angel Syndication Partners (Cayman) L.P. and has indirect power, together with the other Reporting Persons, to direct the voting and disposition of the TDC Shares held by the Purchaser. The Apax Funds, as indirect owners of the Purchaser, Apax Angel Syndication Partners (Cayman) GP Ltd is the genearl partner of Apax Angel Syndication Partners (Cayman) L.P., Apax Partners Europe Managers Ltd, as discretionary investment manager of the Apax Funds, Apax Europe VI GP, L.P. Inc., as general partner of the Apax Funds and Apax Europe VI GP, Co. Ltd., as general partner of Apax Europe VI GP, L.P. Inc., may be deemed to beneficially own the TDC Shares that the Purchaser may be deemed to beneficially own. The Apax Funds, Apax Partners Europe Managers Ltd, Apax Europe VI GP, L.P. Inc., Apax Angel Syndication Partners (Cayman) GP Ltd and Apax Europe VI GP, Co. Ltd., disclaims beneficial ownership of such TDC Shares.

(3)
by deleting the fourth paragraph thereof and inserting the following:

KKR Associates Millennium (Overseas), Limited Partnership, KKR Associates Europe II, Limited Partnership and KKR 1996 Overseas Limited are the general partners of the KKR Funds and have indirect power, together with other Reporting Persons, to direct the voting and disposition of the TDC

Shares held by the Purchaser. KKR Millennium Limited and KKR Europe II Limited are the general partners of KKR Associates Millennium (Overseas), Limited Partnership and KKR Associates Europe II, Limited Partnership, respectively, and have indirect power, together with other Reporting Persons, to direct the voting and disposition of the TDC Shares held by the Purchaser. The KKR Funds, as indirect owner of the Purchaser, KKR Associates Millennium (Overseas), Limited Partnership, KKR Associates Europe II, Limited Partnership and KKR 1996 Overseas Limited as general partners of the KKR Funds, and KKR Millennium Limited and KKR Europe II Limited, as general partners of KKR Associates Millennium (Overseas), Limited Partnership and KKR Associates Europe II, Limited Partnership, respectively, may be deemed to beneficially own the TDC Shares that the Purchaser may be deemed to beneficially own. The KKR Fund, KKR Associates Millennium (Overseas), Limited Partnership, KKR Associates Europe II, Limited Partnership, KKR Millennium Limited, and KKR Europe II Limited and KKR 1996 Overseas Limited disclaim beneficial ownership of such TDC Shares.

(4)
by deleting the sixth paragraph thereof and inserting the following:

Providence Equity Offshore GP V L.P., Providence Equity Offshore GP IV L.P., Providence Equity GP IV L.P. and Providence Syndication Partners (Cayman) GP, Ltd. are the general partners of the Providence Funds and have indirect power, together with other Reporting Persons, to direct the voting and disposition of the TDC Shares held by the Purchaser. Providence Equity Partners (Cayman) V Ltd., Providence Equity Partners (Cayman) IV Ltd. and Providence Equity Partners IV L.L.C. are the general partner of Providence Equity Offshore GP V L.P., Providence Equity Offshore GP IV L.P. and Providence Equity GP IV L.P., respectively, and have indirect power, together with other Reporting Persons, to direct the voting and disposition of the TDC Shares held by the Purchaser. Paul J. Salem, Glenn M. Creamer and Jonathan M. Nelson are the controlling stockholders of Providence Equity Partners (Cayman) V Ltd., Providence Equity Partners (Cayman) IV Ltd. and Providence Equity Partners IV L.L.C. and have indirect power, together with other Reporting Persons, to direct the voting and disposition of the TDC Shares held by the Purchaser. The Providence Funds, as indirect owners of the Purchaser, Providence Equity Offshore GP V L.P., Providence Equity Offshore GP IV L.P. and Providence Equity GP IV L.P., as general partner of the Providence Funds, Providence Equity Partners (Cayman) V Ltd., Providence Equity Partners (Cayman) IV Ltd. and Providence Equity Partners IV L.L.C., as general partner of Providence Equity Offshore GP V L.P., Providence Equity Offshore GP IV L.P. and Providence Equity GP IV L.P. and Paul J. Salem, Glenn M. Creamer and Jonathan M. Nelson, as controlling stockholders of Providence Equity Partners (Cayman) V Ltd., may be deemed to beneficially own the TDC Shares that the Purchaser may be deemed to beneficially own. The Providence Funds, Providence Equity Offshore GP V L.P., Providence Equity Offshore GP IV L.P., Providence Equity GP IV L.P., Providence Equity Partners (Cayman) V Ltd., Providence Equity Partners (Cayman) IV Ltd., Providence Equity Partners IV L.L.C., Paul J. Salem, Glenn M. Creamer and Jonathan M. Nelson disclaim beneficial ownership of such TDC Shares.

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer

        Item 6 of the Schedule 13D is hereby amended and supplemented by the following:

        By deleting the first paragraph thereof and inserting the following:

        In connection with the Tender Offer, the Purchaser expects to enter into an amended and restated Subscription and Shareholders Agreement (the "Shareholders Agreement") by and among Angel Lux I S.àr.l., Apax Europe VI-A, L.P., Apax Europe VI-1, L.P., Apax Angel Syndication Partners (Cayman). L.P., Angel Lux II S.àr.l. Angel BCOM Cayman 2, Angel BCOM Cayman 1, Angel BCP Cayman 2, Angel BCP Cayman 1, Angel Lux IV S.àr.l., KKR TDC (European II) Limited, KKR TDC (International) Limited, KKR TDC (Millennium) Limited, Kabler S.àr.l., Neptun Lux Holding One S.àr.l., Neptun Lux Holding Two S.àr.l., Neptun Lux Holding Three S.àr.l., Angel Lux III S.àr.l.,

Providence IV TDC Holdings (Cayman) Ltd., Providence IV TDC Investment L.L.C., Providence V TDC Holdings (Cayman) Ltd., Providence Syndication Partners (Cayman) L.P., Deutsche Bank AG, London Branch, Credit Suisse International, Barclays Bank PLC, J.P. Morgan Securities Ltd., The Royal Bank of Scotland plc, (collectively, the "Investors"), Nordic Telephone Company Investment ApS ("Holdco"), Nordic Telephone Company Administration ApS, Nordic Telephone Company Finance ApS, Nordic Telephone Company Holding ApS and the Purchaser. Pursuant to the Shareholders Agreement each of the Investors will agree (i) to contribute certain funds in exchange for shares and preferred equity certificates ("PECs") of Holdco for the purpose of funding a proportion of the Tender Offer, (ii) to certain arrangements with regard to the governance of Holdco, its subsidiaries and, upon consummation of the Tender Offer, TDC A/S and (iii) to certain restrictions on the transfer of shares and PECs of Holdco. The Shareholders Agreement is expected to be executed in all material respects in the form attached as Exhibit 17 hereto. The foregoing summary of the Shareholders Agreement is qualified entirely by reference to Exhibit 17 hereto.

Item 7. Materials to be Filed as Exhibits

        The following documents are hereby filed as exhibits:

  16.
  Joint Filing Agreement, as amended.

  17.
  Form of Amended and Restated Subscription Agreement.

  18.
  Press Release of the Bidder, dated January 25, 2006, incorporated by reference to Exhibit (a)(5)(S) to the Schedule TO.

67

SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

NORDIC TELEPHONE COMPANY APS
By:	/s/ RICHARD WILSON	By:	/s/ LAWRENCE H. GUFFEY
Name:	Richard Wilson	Name:	Lawrence H. Guffey
Title:	Director	Title:	Director
By:	/s/ OLIVER HAARMANN	By:	/s/ KURT BJÖRKLUND
Name:	Oliver Haarmann	Name:	Kurt Björklund
Title:	Director	Title:	Director
By:	/s/ GUSTAVO SCHWED
Name:	Gustavo Schwed
Title:	Director
NORDIC TELEPHONE COMPANY INVESTMENT APS
By:	/s/ RICHARD WILSON	By:	/s/ LAWRENCE H. GUFFEY
Name:	Richard Wilson	Name:	Lawrence H. Guffey
Title:	Director	Title:	Director
By:	/s/ OLIVER HAARMANN	By:	/s/ KURT BJÖRKLUND
Name:	Oliver Haarmann	Name:	Kurt Björklund
Title:	Director	Title:	Director
By:	/s/ GUSTAVO SCHWED
Name:	Gustavo Schwed
Title:	Director

For and on behalf of Apax Partners Europe Managers Ltd. as Manager of Apax Europe VI-A, L.P.
By:	/s/ ADRIAN BEECROFT

Name:	Adrian Beecroft
Title:	Authorized Person

For and on behalf of Apax Partners Europe Managers Ltd. as Manager of Apax Europe VI-1 L.P.
By	/s/ ADRIAN BEECROFT

Name:	Adrian Beecroft
Title:	Authorized Person

For and on behalf of Apax Europe VI GP, Co. Ltd. as general partner of Apax Europe VI GP, L.P. Inc.
By	/s/ DENISE FALLAIZE

Name:	Denise Fallaize
Title:	Authorized Person

For and on behalf of Apax Europe VI GP, Co. Ltd.
By	/s/ DENISE FALLAIZE

Name:	Denise Fallaize
Title:	Authorized Person

For and on behalf of Apax Partners Europe Managers Ltd.
By	/s/ ADRIAN BEECROFT

Name:	Adrian Beecroft
Title:	Authorized Person

Blackstone NSS Communications Partners (Cayman) L.P.
By Blackstone Communications Management Associates (Cayman) L.P., its general partner
By Blackstone FI Communications Associates (Cayman) Ltd., its general partner
By:	/s/ ROBERT FRIEDMAN

Name:	Robert Friedman
Title:	Authorized Person

Blackstone Family Communications Partnership (Cayman) L.P.
By Blackstone Communications Management Associates (Cayman) L.P., its general partner
By Blackstone FI Communications Associates (Cayman) Ltd., its general partner
By:	/s/ ROBERT FRIEDMAN

Name:	Robert Friedman
Title:	Authorized Person

Blackstone Capital Partners (Cayman) IV L.P. By Blackstone Management Associates (Cayman) IV L.P., its general partner By Blackstone LR Associates (Cayman) IV Ltd., its general partner
By:	/s/ ROBERT FRIEDMAN

Name:	Robert Friedman
Title:	Authorized Person

Blackstone Capital Partners (Cayman) IV-A L.P. By Blackstone Management Associates (Cayman) IV L.P., its general partner By Blackstone LR Associates (Cayman) IV Ltd., its general partner
By:	/s/ ROBERT FRIEDMAN

Name:	Robert Friedman
Title:	Authorized Person

Blackstone Family Investment Partnership (Cayman) IV-A L.P. By Blackstone Management Associates (Cayman) IV L.P., its general partner By Blackstone LR Associates (Cayman) IV Ltd., its general partner

By:	/s/ ROBERT FRIEDMAN

Name:	Robert Friedman
Title:	Authorized Person

Blackstone Participation Partnership (Cayman) IV L.P. By Blackstone Management Associates (Cayman) IV L.P., its general partner By Blackstone LR Associates (Cayman) IV Ltd., its general partner
By:	/s/ ROBERT FRIEDMAN

Name:	Robert Friedman
Title:	Authorized Person

Blackstone Communications Management Associates (Cayman) L.P. By Blackstone FI Communications Associates (Cayman) Ltd., its general partner
By:	/s/ ROBERT FRIEDMAN

Name:	Robert Friedman
Title:	Authorized Person

Blackstone Management Associates (Cayman) IV L.P. By Blackstone LR Associates (Cayman) IV Ltd., its general partner
By:	/s/ ROBERT FRIEDMAN

Name:	Robert Friedman
Title:	Authorized Person

Blackstone FI Communications Associates (Cayman) Ltd.
By:	/s/ ROBERT FRIEDMAN

Name:	Robert Friedman
Title:	Authorized Person

Blackstone LR Associates (Cayman) IV Ltd.
By:	/s/ ROBERT FRIEDMAN

Name:	Robert Friedman
Title:	Authorized Person

Signed by for and on behalf of
KKR Millennium Fund (Overseas), Limited Partnership
By: KKR Associates Millennium (Overseas), Limited Partnership, its general partner
By: KKR Millennium Limited, its general partner
By:	/s/ PERRY GOLKIN
	Name:	Perry Golkin
	Title:	Authorized Person
Signed by for and on behalf of KKR Associates Millennium (Overseas), Limited Partnership
By: KKR Millennium Limited, its general partner
By:	/s/ PERRY GOLKIN
	Name:	Perry Golkin
	Title:	Authorized Person
Signed by for and on behalf of KKR Millennium Limited
By:	/s/ PERRY GOLKIN
	Name:	Perry Golkin
	Title:	Authorized Person
Signed by for and on behalf of KKR European Fund II, Limited Partnership By: KKR Associates Europe II, Limited Partnership, its general partner By: KKR Europe II Limited, its general partner
By:	/s/ PERRY GOLKIN
	Name:	Perry Golkin
	Title:	Authorized Person
Signed by for and on behalf of KKR Associates Europe II, Limited Partnership By: KKR Europe II Limited, its general partner
By:	/s/ PERRY GOLKIN
	Name:	Perry Golkin
	Title:	Authorized Person

Signed by for and on behalf of KKR Europe II Limited
By:	/s/ PERRY GOLKIN
	Name:	Perry Golkin
	Title:	Authorized Person
Signed by for and on behalf of KKR Partners (International) Limited Partnership By: KKR 1996 Overseas Limited
By:	/s/ PERRY GOLKIN
	Name:	Perry Golkin
	Title:	Authorized Person
Signed by for and on behalf of KKR 1996 Overseas Limited
By:	/s/ PERRY GOLKIN
	Name:	Perry Golkin
	Title:	Authorized Person

Signed by	)	/s/ ALISTAIR BOYLE
for and on behalf of	)	Alistair Boyle
Permira Europe III G.P. Limited as general partner of	)	Alternate Director
Permira Europe III G.P. L.P. as	)
general partner of Permira Europe III L.P. 1)
Signed by	)	/s/ ALISTAIR BOYLE
for and on behalf of	)	Alistair Boyle
Permira Europe III G.P. Limited as general partner of	)	Alternate Director
Permira Europe III G.P. L.P. as	)
general partner of Permira Europe III L.P. 2)
Signed by	)	/s/ ALISTAIR BOYLE
for and on behalf of	)	Alistair Boyle
Permira Europe III G.P. Limited as general partner of	)	Alternate Director
Permira Europe III G.P. L.P. as	)
managing limited partner of Permira Europe III GmbH & Co. KG	)
Signed by	)	/s/ ALISTAIR BOYLE
for and on behalf of	)	Alistair Boyle
Permira Nominees Limited as nominee for	)	Alternate Director
Permira Investments Limited	)
Signed by	)	/s/ ALISTAIR BOYLE
for and on behalf of	)	Alistair Boyle
Permira Europe III G.P. Limited as administrator of	)	Alternate Director
Permira Europe III Co-investment Scheme	)
Signed by	)	/s/ ALISTAIR BOYLE
for and on behalf of	)	Alistair Boyle
Permira Europe III G.P. Limited as general partner of	)	Alternate Director
Permira Europe III G.P. L.P.	)
Signed by	)	/s/ ALISTAIR BOYLE
for and on behalf of	)	Alistair Boyle
Permira Europe III G.P. Limited	)	Alternate Director
Signed by	)	/s/ ALISTAIR BOYLE
for and on behalf of Permira Holdings Limited	)	Alistair Boyle
	)	Alternate Director
Signed by	)	/s/ ALISTAIR BOYLE
for and on behalf of	)	Alistair Boyle
Permira Europe II Managers L.P. as	)	Alternate Director
general partner of Permira Europe II L.P. 1,	)
acting by its general partner	)
Permira (Europe) Limited
)

Signed by	)	/s/ ALISTAIR BOYLE
for and on behalf of	)	Alistair Boyle
Permira Europe II Managers L.P. as	)	Alternate Director
general partner of Permira Europe II L.P. 2)
acting by its general partner	)
Permira (Europe) Limited	)
Signed by	)	/s/ ALISTAIR BOYLE
for and on behalf of	)	Alistair Boyle
Permira Europe II Managers L.P. as	)	Alternate Director
managing general partner of	)
Permira Europe II C.V. 3)
acting by its general partner	)
Permira (Europe) Limited	)
Signed by	)	/s/ ALISTAIR BOYLE
for and on behalf of	)	Alistair Boyle
Permira Europe II Managers L.P. as	)	Alternate Director
managing general partner of	)
Permira Europe II C.V. 4)
acting by its general partner	)
Permira (Europe) Limited	)
Signed by	)	/s/ ALISTAIR BOYLE
for and on behalf of	)	Alistair Boyle
Permira (Europe) Limited as manager of	)	Alternate Director
Permira Europe II Co-investment Scheme	)
Signed by	)	/s/ ALISTAIR BOYLE
for and on behalf of	)	Alistair Boyle
SV (Nominees) Limited as nominee for	)	Alternate Director
Schroder Ventures Investments Limited	)
Signed by	)	/s/ ALISTAIR BOYLE
for and on behalf of	)	Alistair Boyle
Permira Europe II Managers L.P.	)	Alternate Director
acting by its general partner	)
Permira (Europe) Limited	)
Signed by	)	/s/ ALISTAIR BOYLE
for and on behalf of	)	Alistair Boyle
Permira (Europe) Limited	)	Alternate Director

PROVIDENCE EQUITY OFFSHORE PARTNERS V L.P.
By: Providence Equity Offshore GP V L.P.,the General Partner

    By: Providence Equity Partners (Cayman) V Ltd., its general partner

By:	/s/ JONATHAN NELSON
Name:	Jonathan Nelson
Title:	Authorized Person
PROVIDENCE EQUITY OFFSHORE GP V L.P. By: Providence Equity Partners (Cayman) V Ltd., its general partner
By:	/s/ JONATHAN NELSON
Name:	Jonathan Nelson
Title:	Authorized Person
PROVIDENCE EQUITY PARTNERS (CAYMAN) V LTD.
By:	/s/ JONATHAN NELSON
Name:	Jonathan Nelson
Title:	Authorized Person

PROVIDENCE EQUITY OFFSHORE PARTNERS IV L.P.
By: Providence Equity Offshore GP IV L.P., the General Partner

    By: Providence Equity Partners (Cayman) IV Ltd., its general partner

By:	/s/ JONATHAN NELSON
Name:	Jonathan Nelson
Title:	Authorized Person

PROVIDENCE EQUITY OFFSHORE GP IV L.P. By: Providence Equity Partners (Cayman) IV Ltd., its general partner
By:	/s/ JONATHAN NELSON
Name:	Jonathan Nelson
Title:	Authorized Person
PROVIDENCE EQUITY PARTNERS (CAYMAN) IV LTD.
By:	/s/ JONATHAN NELSON
Name:	Jonathan Nelson
Title:	Authorized Person
PROVIDENCE EQUITY OPERATING PARTNERS IV L.P. By: Providence Equity GP IV L.P., the General Partner

    By: Providence Equity Partners IV L.L.C., its general partner

By:	/s/ JONATHAN NELSON
Name:	Jonathan Nelson
Title:	Authorized Signatory
PROVIDENCE EQUITY GP IV L.P. By: Providence Equity Partners IV L.L.C., its general partner
By:	/s/ JONATHAN NELSON
Name:	Jonathan Nelson
Title:	Authorized Signatory
PROVIDENCE EQUITY PARTNERS IV L.L.C.
By:	/s/ JONATHAN NELSON
Name:	Jonathan Nelson
Title:	Authorized Signatory
PROVIDENCE SYNDICATION PARTNERS (CAYMAN) L.P. By: Providence Syndication Partners (Cayman) GP, Ltd., its general partner
By:	/s/ JONATHAN NELSON
Name:	Jonathan Nelson
Title:	Authorized Signatory
PROVIDENCE SYNDICATION PARTNERS (CAYMAN) GP, LTD.
By:	/s/ JONATHAN NELSON
Name:	Jonathan Nelson
Title:	Authorized Signatory

/s/ PAUL J. SALEM Paul J. Salem
/s/ GLENN M. CREAMER Glenn M. Creamer
/s/ JONATHAN M. NELSON Jonathan M. Nelson
/s/ PETER G. PETERSON Peter G. Peterson
/s/ STEPHEN A. SCHWARZMAN Stephen A. Schwarzman

For and on behalf of
Apax Angel Syndication Partners (Cayman) GP Ltd acting in its capacity as general partner of
Apax Angel Syndication Partners (Cayman) L.P.

By:	/s/ CHRISTINA MCCARTHY
Name:	Christina Mccarthy
Title:	Authorized Signatory

Apax Angel Syndication Partners (Cayman) GP Ltd

By:	/s/ CHRISTINA MCCARTHY
Name:	Christina Mccarthy
Title:	Authorized Signatory

QuickLinks

  Item 1. Security and Issuer
  Item 2. Identity and Background
  Item 4. Purpose of Transaction
  Item 5. Interest in Securities of the Issuer
  Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer
  Item 7. Materials to be Filed as Exhibits